Exhibit 4.19

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a description of certain material terms and provisions of our capital stock.  This description is a summary only and does not purport to be complete and is subject to and qualified in its entirety by reference to our Articles of Restatement, as amended (“charter”), and Bylaws (“bylaws”), each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit, and the applicable provisions of the Maryland General Corporation Law.   At December 31, 2019, Mack-Cali Realty Corporation (“we,” “us,” and “our”) had one outstanding class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”): common stock, $0.01 par value per share (“common stock”).

General

Our charter provides that we may issue up to 190,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of December 31, 2019, 90,595,176 shares of our common stock, and no shares of our preferred stock, were issued and outstanding.

Shares of additional classes or series of stock, as well as additional shares of common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law, the terms of any class or series of our stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Common Stock

All shares of our common stock are, or will be, upon issuance, and receipt of the consideration therefor, duly authorized, validly issued, fully paid and non-assessable. We may pay dividends to the holders of our common stock if and when declared by our board of directors out of legally available funds. We intend to continue to pay quarterly dividends on our common stock. Dividends depend on a variety of factors, and there can be no assurances that distributions will be made in the future.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock discussed below and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election by our common stockholders and the holders of the remaining shares will not be able to elect any directors.

Under Maryland law, our stockholders generally are not liable for our debts or obligations. If we are liquidated, subject to the right of any holders of preferred stock to receive preferential distributions, each outstanding share of common stock will participate pro rata in any assets remaining after our payment of, or adequate provision for, all of our known debts and liabilities, including debts and liabilities arising out of our status as general partner of Mack-Cali Realty, L.P. All shares of our common stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights, subject to the ownership limits set forth in our charter or as permitted by our board of directors.

Preferred Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any class or series. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of shares of a class or series of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. As of December 31, 2019, no shares of preferred stock are outstanding.

If we offer convertible preferred stock, such stock will be convertible into shares of our common stock or other securities. With respect to any convertible preferred stock (referred to herein as preferred stock) we may choose to offer, the specific designation and terms and conditions will be described in the prospectus supplement relating to the preferred stock offered, including the following terms. Each time that we issue a new series of preferred stock, we will file with the Securities and Exchange Commission and the State Department of Assessments and Taxation of Maryland articles supplementary which will state the number of shares and the designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of that class or series of preferred stock. The articles supplementary for the class or series of preferred stock will contain the full legal text of the applicable matters described herein and our prospectus supplement relating to the preferred stock. See “Available Information” in the Annual Report on Form 10-K, of which this exhibit is a part, for information on how to obtain copies of the articles supplementary.  The terms of the preferred stock in the articles supplementary will include some or all of the following:

•	the designation of the class or series, which may be by distinguishing number, letter or title;
•

the number of shares of the class or series, which number our board of directors may thereafter (except where otherwise provided in the preferred stock terms) increase or decrease (but not below the number of shares thereof then outstanding);

•

the dividend rate, the dates on which the dividends will be payable, if any, whether dividends will be cumulative or noncumulative and other terms relating to the payment of dividends on the class or series;

•	the redemption rights and redemption price or prices, if any, for shares of the class or series;
•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms and amount of such sinking fund provided for the purchase or redemption of shares of the class or series;
•

the amounts payable on shares of the class or series, and the special or relative rights of such shares, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

•

whether the shares of the class or series are convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

•	any listing of the class or series on any securities exchange;
•	the relative ranking and preferences of the class or series as to dividend rights and rights upon liquidation and dissolution or winding up of the affairs of our company;
•	restrictions on the authorization classification, reclassification or issuance of shares of the same class or series or of any other class or series of our stock;
•	the voting rights, if any, of the holders of shares of the class or series; and
•	any additional rights, preferences, qualifications, limitations and restrictions of the class or series of preferred stock.

The offering documents relating to any class or series of preferred stock we issue will, to the extent appropriate, describe any applicable material U.S. federal income tax consequences of the ownership of such stock.

Ownership Limitations and Restrictions on Transfer

Generally, our charter provides that no person may beneficially own or be deemed to beneficially own by virtue of the attribution rules of the Internal Revenue Code of 1986, as amended (the “Code”), more than 9.8% of our issued and outstanding capital stock. In addition, our charter and bylaws contain provisions that would have the effect of delaying, deferring or preventing a change in control.  See “Certain Provisions of Maryland Law and our Charter and Bylaws” below.

In order for us to maintain our REIT qualification under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals for these purposes) during the last half of a taxable year, and at least 100 persons must beneficially own our outstanding capital stock for at least 335 days per 12 month taxable year, or during a proportionate part of a taxable year of less than 12 months.  To help ensure that we meet these tests, our charter provides that no holder may beneficially own or be deemed to beneficially own by virtue of the attribution rules of the Code, more than 9.8% of our issued and outstanding capital stock. Our board of directors may waive this ownership limit if it receives evidence that ownership in excess of the limit will not jeopardize our REIT status under the Code.

The ownership limitations and restrictions on transfer will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT under the Code.

All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

If any person beneficially own more than 5% of our outstanding capital stock, such person must file a written response to our request for stock ownership information, which we will mail to our stockholders no later than January 30th of each year. This notice should contain such person’s name and address, the number of shares of each class or series of stock such person beneficially own and a description of how such person holds the shares.  In addition, such person must disclose to us in writing any additional information we request in order to determine the effect of such person’s ownership of such shares on our status as a REIT under the Code.

These ownership limitations could have the effect of precluding a third party from obtaining control over us unless our board of directors and our stockholders determine that maintaining REIT status is no longer desirable.

Transfer Agent

The transfer agent for our common stock is Computershare Trust Company, N.A.

Certain Provisions of Maryland Law and Our Charter and Bylaws

Board of Directors

Number; Vacancies.  Our bylaws provide that the number of our directors shall be established by the board of directors but shall never be less than the minimum number required by the Maryland General Corporation Law (which is not less than one), nor more than fifteen. We have also, in our bylaws, elected to be subject to certain provisions of Maryland law described below under the heading “Unsolicited Takeovers” which vest in the board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, to fill vacancies on the board regardless of the reason for such vacancies. These provisions of Maryland law, which are applicable even if other provisions of Maryland law or our charter or bylaws provide to the contrary, also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than until the next annual meeting of stockholders as would otherwise be the case, and until his or her successor is elected and qualifies.

Removal of Directors.    Our charter provides that directors may be removed from office only for cause and only by the affirmative vote of at least two-thirds of all votes entitled to be cast by our stockholders generally in the election of directors. Neither the Maryland General Corporation Law nor our charter define the term “cause.” As a result, removal for “cause” is subject to Maryland common law and to judicial interpretation and review in the context of the facts and circumstances of any particular situation.

The requirement of cause and a substantial stockholder vote for removal of any of our directors, and the exclusive right of the remaining directors to fill vacancies on the board make it more difficult for a third party to gain control of our board of directors and may discourage offers to acquire us even when an acquisition may be in the best interest of our stockholders.

Maryland Business Combination Act

Under the Maryland Business Combination Act, unless an exemption applies, any “business combination” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder is prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations generally include mergers, consolidations, share exchanges, or, in circumstances specified in the statute, asset transfers or issuances or reclassifications of equity securities. An interested stockholder is defined as:

•                  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding shares; or

•                  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder.  In approving such a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between a Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•                  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and

•                  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland Business Combination Act, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations with an interested stockholder that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has exempted from the Maryland Business Combination Act, business combinations between certain affiliated individuals and entities and us.  However, unless our board of directors adopts further exemptions, the provisions of the Maryland Business Combination Act will be applicable to business combinations between other persons and us.

Maryland Control Share Acquisition Act

The Maryland Control Share Acquisition Act provides that holders of control shares of a Maryland corporation acquired in a control share acquisition have no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast by our stockholders on the matter. Shares owned by the acquiring person, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiring person or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•                  one-tenth or more but less than one-third;

•                  one-third or more but less than a majority; or

•                  a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares.  The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting.  If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Maryland Control Share Acquisition Act does not apply to:

•                  shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or

•                  acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws currently contain a provision exempting from the Maryland Control Share Acquisition Act any acquisitions of shares of our stock by any person.  However, our board of directors or our stockholders may amend our bylaws in the future to repeal or modify this exemption, in which case any of our control shares acquired in a control share acquisition could be subject to the Maryland Control Share Acquisition Act.

Unsolicited Takeovers

Under certain provisions of Maryland law described in part above under “Board of Directors  - Number; Vacancies”, relating to unsolicited takeovers, a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors may elect to be subject to certain statutory provisions relating to unsolicited takeovers which, among other things, would automatically classify the corporation’s board of directors into three classes with staggered terms of three years each and vest in the board of directors the exclusive right to determine the number of directors and the exclusive right by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board of directors even if the remaining directors do not constitute a quorum.

These statutory provisions also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of stockholders as would otherwise be the case, and until his or her successor is elected and qualified, and that the affirmative vote of at least two-thirds of all votes entitled to be cast by the stockholders generally in the election of directors shall be required in order to remove a director.  Finally, these statutory provisions provide that a special meeting of stockholders need be called only upon the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the special meeting.

An election to be subject to any or all of the foregoing statutory provisions may be made in the corporation’s charter or bylaws, or by resolution of its board of directors.  Any such statutory provision to which a corporation elects to be subject will apply even if other provisions of Maryland law or the corporation’s charter or bylaws provide to the contrary.

Through provisions in our charter and bylaws unrelated to the foregoing statutory provisions, (a)  a two-thirds stockholder vote, as well as cause, is required to remove any director from our board of directors and (b) unless called by our chief executive officer, our president and chief operating officer, or our board, the written request of the holders of shares entitled to cast not less than a majority of the votes entitled to be cast at such meeting is required to call a special meeting of stockholders.  We have also elected in our bylaws to be subject to certain of the statutory provisions described above so that, as stated above under “Board of Directors — Number; Vacancies”, our board of directors has the exclusive right to determine the number of our directors and the exclusive right to fill vacancies on our board of directors, and any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred. In addition, our board of directors has adopted a resolution prohibiting us from electing to be subject to the foregoing statutory provision relating to unsolicited takeovers which would automatically classify our board of directors into three classes with staggered terms of three years each, unless such election is first approved by our stockholders by the affirmative vote of a majority of all votes entitled to be cast on the matter.

Limitation of Liability and Indemnification of Directors and Officers

As permitted by the Maryland General Corporation Law, our charter contains a provision limiting the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law.  Under Maryland law, the liability of our directors and officers to us or our stockholders for money damages may be limited except to the extent that:

•                  it is proved that the director or officer actually received an improper benefit in money, property or services; or

•                  a judgment or other final adjudication was entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

We are authorized under our charter, and obligated under our bylaws and existing indemnification agreements, to indemnify our present and former directors and officers against expense or liability in an action to the fullest extent permitted by Maryland law.  Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses they incur in connection with any proceeding to which they are a party because of their service as an officer, director or other similar capacity.  However, Maryland law prohibits indemnification if it is established that:

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Also, under Maryland law, a Maryland corporation may not provide indemnification for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification, and then only for expenses.

In addition to the circumstances in which Maryland law permits a corporation to indemnify its directors and officers, Maryland law requires that unless limited by the charter of the corporation, a director or officer who has been successful on the merits or otherwise in the defense of any proceeding or in the defense of any claim, issue or matter in a proceeding, to which he is made a party by reason of his services as a director or officer, shall be indemnified against reasonable expenses incurred by him in connection with the proceeding, claim, issue or matter in which the director or officer has been successful.  Our charter does not alter this requirement.

We also maintain a policy of directors and officers liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their duties.

The above indemnification provisions could operate to indemnify directors, officers or other persons who exert control over us against liabilities arising under the Securities Act of 1933, as amended (“Securities Act”).  Insofar as the above provisions may allow that type of indemnification, the Securities and Exchange Commission has informed us that, in their opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Amendment of Charter and Bylaws

Our charter may generally be amended only if such amendment is declared advisable by our board of directors and approved by our stockholders by the affirmative vote of at least a majority of all votes entitled to be cast by our stockholders on the amendment. However, any amendment to the provisions in our charter relating to the removal of directors requires approval by our stockholders by the affirmative vote of not less than two-thirds of all votes entitled to be cast.

Our board of directors has the power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.  In addition, our stockholders may alter or repeal any provision of our bylaws and adopt new bylaws if any such alternation, repeal or adoption is approved by the affirmative vote of a majority of all votes entitled to be cast by our stockholders on the matter, except that our stockholders do not have the power to alter or repeal the provisions of our bylaws relating to indemnification of our directors and officers or the provisions of our bylaws relating to amendments thereto without the approval of our board of directors.

Mergers, Share Exchanges, Transfers of Assets

Pursuant to our charter and Maryland law, with certain exceptions we cannot engage in a merger or consolidation, enter into a statutory share exchange in which we are not the surviving entity or sell all or substantially all of our assets, unless our board of directors adopts a resolution declaring the proposed transaction advisable, and the transaction is approved by our stockholders by the affirmative vote of a majority of all votes entitled to be cast on the matter.

Dissolution of Mack-Cali Realty Corporation

We may be dissolved only if the dissolution is declared advisable by a majority of the entire board of directors and approved by our stockholders by the affirmative vote of a majority of all votes entitled to be cast on the dissolution.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only:

•                  pursuant to our notice of the meeting;

•                  by, or at the direction of, the board of directors; or

•                  by any stockholder of the Company who was a stockholder of record both as of the time notice of such nomination or proposal of business is given by the stockholder as set forth in our bylaws and as of the time of the annual meeting in question, who is entitled to vote at such annual meeting and who complies with the advance notice procedures set forth in our bylaws.

Any stockholder who seeks to make such a nomination or to bring any matter before an annual meeting, or his representative, must be present in person at the annual meeting.

Anti-takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

The Maryland Business Combination Act, the Maryland Control Share Acquisition Act (if the provision in our bylaws exempting us from this statute is modified or repealed), the provisions of Maryland law relating to unsolicited takeovers, the advance notice provisions of our bylaws, the provisions of our charter on removal of directors and certain other provisions of Maryland law and our charter and bylaws could delay, defer or prevent a transaction or our change in control which might involve a premium price for holders of shares of our capital stock or otherwise be in their best interest.